DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”), dated as of April 18, 2023, is made by and among CIM Real Assets & Credit Fund, a Delaware statutory trust (the “Fund”), CIM Capital IC Management, LLC, a Delaware limited liability company (the “Advisor”), and Northern Lights Distributors, LLC, a limited liability company organized under the laws of the state of Nebraska (“Distributor”), and will become effective as of June 9, 2023, or such other date as may be mutually agreed among the Fund, the Advisor and Distributor.

Background
The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Distributor act as the Fund’s principal underwriter and distribute its shares of beneficial interest (the “Shares”). Distributor is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.Applicable Law
For the duties and responsibilities under this Agreement, each party is currently abiding, and will continue to abide, by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the U.S. Securities and Exchange Commission (“SEC”) and its authorized regulatory agencies and organizations, including the Financial Industry Regulatory Authority, Inc. (“FINRA”); and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

2.Appointment of Distributor

2.1.The Fund retains Distributor to act as its principal underwriter/distributor for the distribution of the Shares and to perform the distribution services as set forth below (collectively, the “Services”). Distributor accepts such employment to perform the Services. While this Agreement is in force, the Fund shall not sell any Shares except on the terms set forth in this Agreement (provided, that the foregoing provision shall not be interpreted to prohibit CCO Capital, LLC or any successor entity from serving as the dealer manager for the sales of the Shares). Notwithstanding any other provision hereof, the Fund may terminate, suspend, or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.2.Distributor does not agree to sell any specific number of Shares. Distributor, as agent for the Fund, undertakes to sell Shares on a reasonable efforts basis only against orders therefor.

2.3.The Fund reserves the right to issue any Shares at any time directly to existing holders of Shares (“Shareholders”) or to other persons at not less than the public offering price (as defined below) and to issue Shares in exchange for substantially all the assets of any corporation or trust or for the shares of any corporation or trust.

3.Distribution Services

3.1.Distributor will have the right, as agent for the Fund, to enter into dealer agreements with responsible investment dealers, and to sell Shares to such investment dealers against orders therefor at the public offering price (as defined below) stated in the Fund’s effective Registration Statement on Form N-2 under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), including the then-current prospectus and statement of additional information (the “Registration Statement”). Upon receipt of an order to purchase Shares from a dealer with whom Distributor has a dealer agreement, Distributor will promptly cause such order to be filled by the Fund. In connection with its entering into dealer agreements as agent for the Fund, Distributor will endeavor to process invoices issued by any investment dealer counterparty to such dealer agreement. However, Distributor’s ability, and therefore any obligation it has hereunder, to process investment dealer invoices is contingent upon its ability to timely receive data feeds from the Fund’s transfer agent with the information needed to process such invoices.

3.2.Distributor will also have the right, as agent for the Fund, to sell such Shares to the public against orders therefor at the public offering price (as defined below) and in accordance with the Registration Statement.

3.3.Distributor will also have the right to take, as agent for the Fund, all actions which, in Distributor’s reasonable judgment, are necessary to carry into effect the distribution of the Shares.

3.4.The “public offering price” for the Shares of the Fund shall be the net asset value (“NAV”) of the Shares then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the 1940 Act and the rules and regulations promulgated by the SEC or other applicable regulatory agency or self-regulatory organization under the oversight of the SEC. In no event shall any applicable sales charge exceed the maximum sales charge permitted by the Rules of FINRA.

3.5.The NAV of the Shares of the Fund shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The NAV of the Shares shall be calculated by the Fund or by another entity on behalf of the Fund. Distributor shall have no duty to inquire into or liability for the accuracy of the NAV per Share as calculated.

3.6.On every sale, the Fund shall receive the applicable NAV of the Shares promptly, but in no event later than the third business day following the date on which Distributor shall have received an order for the purchase of the Shares.

3.7.Upon receipt of purchase instructions, Distributor will transmit such instructions to the Fund or its transfer agent for the issuance and registration of the Shares purchased.

3.8.Distributor, as agent of and for the account of the Fund, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

3.9.Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions.

3.10.Distributor will review all proposed advertising materials and sales literature for compliance with Applicable Law and shall file such materials with appropriate regulators as required by current laws and regulations. Distributor agrees to furnish the Fund with any comments provided by regulators with respect to such materials.

3.11.Distributor shall prepare or cause to be prepared reports for the Board of Trustees (the “Board”) of the Fund regarding its activities under this Agreement as reasonably requested by the Board.

4.Allocation of Charges and Expenses

4.1.Distributor shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

4.2.In the performance of its obligations under this Agreement, Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by the Fund or the Advisor in accordance with agreements between them as permitted by Applicable Law. These costs include, but are not limited to, distribution fees, shareholder servicing fees, set-up costs, or other fees or compensation paid to the dealers or others selling or servicing the Shares, licensing fees, filing fees (including to FINRA), travel expenses (if such travel is requested by the Fund or the Advisor), and such other expenses as may be incurred by Distributor on behalf of the Fund.

5.Compensation

5.1.The Advisor shall pay for the Services to be provided by Distributor under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to this Agreement (“Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

5.2.If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Distributor’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter.

5.3.In the event that the SEC, FINRA, or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to underwriters or which would result in any material increases or decreases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for appropriate increase or reduction in, as the case may be, compensation for Distributor as mutually agreed to by the parties.

5.4.In the event that any fees are disputed, the Advisor shall, on or before the due date, pay all undisputed amounts due hereunder and notify Distributor in writing of any disputed fees which it is disputing in good faith.

6.Maintenance of Books and Records; Record Retention

6.1.Distributor shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Applicable Law.

6.2.Ownership of Records

A.Distributor agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.Distributor agrees to provide the Client Records of the Fund upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.Distributor agrees to furnish to the Fund, at the reasonable expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Distributor as soon as practicable after any termination of this Agreement. Unless otherwise required by Applicable Law, Distributor shall promptly turn over to the Fund, or, upon the written request of the Fund, destroy the Client Records maintained by Distributor pursuant to this Agreement. If Distributor is required by Applicable Law to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination.

6.3.Distributor agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

6.4.If Distributor is requested or required to divulge such information by duly constituted authorities or court process, Distributor shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek an appropriate protective order.

7.Effective Date
This Agreement shall become effective as of the date first written above (the “Agreement Effective Date”).

8.Subcontracting
Distributor may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Distributor shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and Distributor shall be responsible, to the extent provided in Section 11, for all acts of a subcontractor. Upon engagement of a subcontractor, Distributor shall, within a reasonable time frame, notify the Fund of such arrangement.
9.Term; Amendments; Successor Investment Company

9.1.Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 9, for a period of two (2) years from the Agreement Effective Date (the “Initial Term”).

9.2.Renewal Terms. Immediately following the Initial Term, this Agreement shall renew for successive one (1) year periods (a “Renewal Term”) subject to annual approval of such continuance by the Board, including the approval of a majority of the trustees of the Fund who are not interested persons, as that term is defined in the 1940 Act (the “Independent Trustees”), of the Fund or of Distributor by vote cast in accordance with the 1940 Act or any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

9.3.Termination. A party may terminate this Agreement under the following circumstances.

A.Assignment. This Agreement shall automatically terminate, without the payment of any penalty by the Distributor or the Fund, in the event of its assignment, as that term is defined in the 1940 Act.

B.Termination. Either the Fund or Distributor may at any time terminate this Agreement on sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

C.Final Payment. Any unpaid compensation or reimbursement of expenses is due to Distributor within 15 calendar days of the termination date provided in the notice of termination.

D.Transition. Upon termination of this Agreement, Distributor will cooperate with any reasonable request of the Fund to effect a prompt transition to a new underwriter selected by the Fund. Distributor shall be entitled to collect from the Fund and/or the Advisor, in addition to the compensation described in the applicable Fee Letter, the amount of all of Distributor’s cash disbursements reasonably made for services in connection with Distributor’s activities in effecting such termination, including, without limitation, the delivery to the Fund or its designees the Fund’s property, records, instruments, and documents.

9.4.Amendments. Amendments to this Agreement must be made in writing and executed by all parties hereto. Additionally, any material amendments to the terms of this Agreement may only be made if such amendment is approved (i) by Distributor and (ii) by the Board, including the approval of a majority of the Independent Trustees by vote cast in accordance with the 1940 Act and any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

10.Additional Classes of Shares
In the event that the Fund establishes one or more classes of shares after the Agreement Effective Date, each such class of shares shall be added to this Agreement through an amendment hereto, subject to approval by the Board, including the approval of a majority of the Independent Trustees by vote cast in accordance with the 1940 Act and any exemptive relief therefrom at a meeting called for the purpose of voting on such approval.

11.Standard of Care; Limits of Liability; Indemnification

11.1.Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

11.2.Limits of Liability

A.Distributor shall not be liable for any Losses (as defined below) arising from the following:

(1)performing Services or duties pursuant to any instruction, notice, or other instrument that Distributor reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund;

(2)operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Distributor’s reasonable control; and

(4)any error, action or omission by the Fund.

B.Distributor may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s Independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Distributor’s duties or the Services. Distributor shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.Distributor agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund and not to the Trustees, officers or shareholders of the Fund. It is expressly agreed that the obligations of the Fund hereunder are not binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the property of the Fund, as provided in the Fund’s Agreement and Declaration of Trust, as it may be amended and restated from time to time.

D.Distributor shall not be held to have notice of any change of authority of any officer, agent, representative, or employee of the Fund, the Advisor, or any of the Fund’s other service providers, until receipt of written notice from the Fund.

E.The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the 1940 Act and the USA PATRIOT Act of 2001. Distributor’s monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.To the maximum extent permitted by law, the Fund agrees to limit Distributor’s liability for the Fund’s Losses (as defined below), other than liability resulting from the Distributor’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder, to an amount that shall not exceed the total compensation received by Distributor under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.In no event shall Distributor be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Distributor was advised of the possibility thereof. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

11.3.Indemnification

A.Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless and to the extent such Losses were caused by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities hereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.Notwithstanding the foregoing provisions, the Fund shall indemnify Distributor for Distributor’s Losses arising from circumstances under Section 11.2.A.

C.Upon the assertion of a claim for which any party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party(ies) of such assertion and shall keep the other party(ies) advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.The Indemnifying Party shall have the right, at its option, to assume the defense of any action that is the subject of the indemnification provisions hereunder, including the employment of counsel reasonably satisfactory to the applicable Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee (and shall not be subject to reimbursements hereunder), unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnitee; or (ii) the named parties to any such action (including any impleaded parties) include such Indemnitee and the Indemnifying Party, and such Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which materially conflict with those available to the Indemnifying Party; provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm or separate counsel in connection with any action in the same jurisdiction, in addition to any local counsel.

E.The Indemnifying Party shall not be liable for any settlement of any action effected without its written consent, with such consent not to be unreasonably withheld or delayed. In addition, the Indemnifying Party will not, without prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which indemnification has been or may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnitee from all Losses arising out of such action and does not include any findings of fact or admissions of fault or culpability as to the Indemnitee.

11.4.Dealer Agreement Indemnification

A.Distributor acknowledges and agrees that certain dealers require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings, and indemnification that are not included in the Distributor’s standard dealer agreement (the “Standard Dealer Agreement”).

B.To the extent that Distributor is requested or required by the Fund to enter into any Non- Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor

Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act any non-standard provision of any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its Shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

11.5.The provisions of this Section 11 shall survive termination of this Agreement.

12.Force Majeure

No party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within such party’s reasonable control) failure of the mails, transportation, communication, or power supply.

13.Representations and Warranties

13.1.Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.It is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

B.To the extent required by Applicable Law, it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

C.It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

D.This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

E.Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other parties of such violation.

13.2.Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.(1) the Board has authorized the issuance of an unlimited number of Shares under the terms of its Declaration of Trust, and in accordance with Rule 24f-2 under the 1940 Act, all such Shares authorized by the Board are registered for sale to the public under the Securities Act as of the Agreement Effective Date, pursuant to the Registration Statement effective as of such date, (2) the Fund’s Registration Statement under the Securities Act and the 1940 Act has been declared effective, and (3) the Shares are validly authorized and, when issued in accordance with the Registration Statement, will be fully paid and non-assessable.

B.It shall cause the Advisor, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, to cooperate with Distributor and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Distributor, in order to enable Distributor to perform its duties and obligations under this Agreement.

C.To the knowledge of the Fund, the Fund’s Agreement and Declaration of Trust and Bylaws, as each may be amended from time to time, and the Fund’s Registration Statement and any advertising materials and sales literature prepared by the Fund or its agent are not materially misleading and will remain as such at all times during the term of this Agreement in conformance with Applicable Law.

D.Any officer of the Fund shall be considered an individual who is authorized to provide Distributor with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Distributor) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Distributor the names of the Authorized Persons from time to time.

E.The Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distributions and sale of the Shares in accordance with the terms of the Registration Statement and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

F.The Fund shall not file any amendment to the Registration Statement that amends any provision therein pertaining to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof (not including amendments that are immaterial in nature); provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.3.Representation of the Distributor. The Distributor represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that the various procedures and systems Distributor has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Fund and Distributor’s records, data, equipment facilities, and other property used in the performance of its obligations hereunder, are adequate and that Distributor will make such changes therein as are required for the secure performance of its obligations hereunder.

14.Insurance

14.1.Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other parties with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

14.2.Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other parties of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

14.3.Notice of Termination. A party shall promptly notify the other parties should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

15.Information Provided By The Fund

15.1.Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Distributor the following:

A.copies of the Certificate of Trust and any amendments thereto, certified by the proper official of the state in which such document has been filed;

B.a copy of the Fund’s Agreement and Declaration of Trust and Bylaws and any amendments thereto;

C.certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Distributor thereunder;

D.a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Distributor in all matters;

E.the Fund’s most recent audited financial statements;

F.the Fund’s Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

G.contact information for the Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel and chief compliance officer;

H.a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the 1940 Act; and

I.any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Fund, including any related to examinations of the Fund, requests by the SEC for amendments to the Registration Statement or any advertising or sales literature.

15.2.After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Distributor any amendments to the items listed in Section 15.1 and promptly provide notice of the following:

A.any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to the Fund, including any related to examinations of the Fund and any requests by the SEC for amendments to the Registration Statement or any advertising or sales literature;

B.the happening of any event which makes untrue any statement of material fact made in the Registration Statement or which requires the making of a change in such Registration Statement in order to make the statements therein not misleading;

C.if the Fund determines to suspend the sale of Shares at any time in response to conditions in the securities markets, and

D.the commencement of any litigation or proceedings against the Fund or any of its officers or trustees in connection with the issue and sale of any of the Shares.

15.3.Filings. The Fund shall provide Distributor with draft Registration Statements prior to the filing of each Registration Statement or amendment thereto. In addition, the Fund shall forward copies of any SEC filings, including Registration Statements, to Distributor within one business day of such filings.

15.4.Advertising. The Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

16.Compliance with Law and Rules of FINRA

16.1.The Fund assumes full responsibility for the preparation and contents of each prospectus included in the Registration Statement.

16.2.Distributor will require each dealer with whom Distributor has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither Distributor nor any such dealer shall withhold the placing of purchase orders so as to make a profit thereby.

16.3.Distributor agrees to furnish to the Fund sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in reasonably adequate time for the Fund to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared. At the request of the Fund, Distributor will assume responsibility for the review and clearance of all advertisements and sales literature.

16.4.Distributor, at its own expense, will qualify as dealer or broker, or otherwise, under all Applicable Law required in order that the Shares may be sold in such states as may be mutually agreed upon by the parties.

16.5.Distributor shall not make or permit any representative, broker, or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current Registration Statement covering the Shares and in printed information approved by the Fund as information supplemental to such Registration Statement. Copies of the then effective Registration Statement and any such printed supplemental information will be supplied by the Fund to Distributor in reasonable quantities upon request.

17.Privacy and Confidentiality

17.1.Definition of Confidential Information. The term “Confidential Information” shall mean all information that any party discloses (a “Disclosing Party”) to another party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or Shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

A.any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

B.any unpublished information concerning research activities and plans, customers, clients, Shareholders, strategies and plans, costs, operational techniques;

C.any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

D.Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately.

17.2.Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”) and all personal information under California Privacy Rights Act of 2020 (as amended from time to time, the “CPRA”) and California Consumer Privacy Act (as amended from time to time, the “CCPA”).

17.3.Treatment of Confidential Information

A.Each party agrees that at all times during and after the term of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended, the CPRA and CCPA; and (3) such other Applicable Law, whether in effect now or in the future.

B.Each party agrees that:

(1)The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

(2)Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

17.4.Severability. This provision and the obligations under this Section 17 shall survive termination of this Agreement.

18.Intentionally left blank

19.Non-Exclusivity
The services of Distributor rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Distributor’s obligations under this Agreement, nothing herein shall be deemed to limit Distributor’s right, or the right of any of Distributor’s managers, officers, or employees (who also may be a trustee, officer or employee of the Fund), or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. Nothing in this Agreement shall prevent Distributor or any affiliated person (as defined in the 1940 Act) of Distributor from acting as distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict Distributor or any such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others from whom it or they may be acting; provided, however, that Distributor expressly represents that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

20.Waiver of Jury Trial; Jurisdiction

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New York County over any suit, action or proceeding arising out of or relating to this Agreement, including the Annexes hereto, and the relationships created hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum or should be transferred.

21.Notices
Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

21.1.If to the Fund or Advisor:

If to the Fund (for matters that are of a legal nature):

CIM Real Assets & Credit Fund
Attn: David Thompson (re Northern Lights Distribution Agreement) 4700 Wilshire Boulevard
Los Angeles, CA 90010
Email: generalcounsel@cimgroup.com with copies to:
Cynthia M. Krus, Esq.
Cynthia R. Beyea, Esq.
Eversheds Sutherland (US) LLP 700 Sixth Street NW Suite 700
Washington, DC 20001
Email: cynthiakrus@eversheds-sutherland.com Email: cynthiabeyea@eversheds-sutherland.com

If to the Fund (for matters that are operational in nature):

CIM Real Assets & Credit Fund Attn: Operations
2398 E Camelback Rd 4th floor Phoenix, AZ 85016
Email: bhill@comgroup.com; jbeamish@cimgroup.com; racr@cimgroup.com

If to the Advisor:

CIM Capital IC Management, LLC 4700 Wilshire Boulevard
Los Angeles, CA 90010
Email: generalcounsel@cimgroup.com

21.2.If to Distributor:

Northern Lights Distributors, LLC Attn: General Counsel
4221 North 203rd Street, Suite 100

Elkhorn, NE 68022
Facsimile: (513) 587-3437
E-mail: legal@ultimusfundsolutions.com

22.General Provisions

22.1.Incorporation by Reference. This Agreement and its schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

22.2.Conflicts. In the event of any conflict between this Agreement and any schedule, exhibit or other appendices hereto, this Agreement shall control.

22.3.Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.4.Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.5.Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

22.6.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.7.Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

The parties duly executed this Agreement as of the date first written above.

CIM Real Assets & Credit Fund		Northern Lights Distributors, LLC
/s/ Barry N. Berlin	By:	/s/ Kevin Guerette
Name: Barry N. Berlin	Name:	Kevin Guerette
Title: Chief Financial Officer	Title:	President

CIM Capital IC Management, LLC

/s/ Barry N. Berlin

Name: Barry N. Berlin
Title: Chief Financial Officer

Page 18 of 18